Exhibit 99.1

First Quarter 2017 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate and state income taxes, where applicable. We provide unadjusted amounts in the table on page 2 of this document and detailed reconciliations and additional information in Appendix A on pages 15 and 16.)

Income Statement

•	Net income available to common shareholders was $451 million, or $0.91 per average common diluted share, compared to $0.90 for the prior quarter and $0.84 for the first quarter of 2016.

◦	This quarter was favorably impacted by $0.04 per share of discrete tax benefits.

•	Total revenue increased 3% compared to the prior quarter and 7% compared to the first quarter of 2016.

◦	These increases were driven largely by higher net interest income and record investment banking performance in the first quarter of 2017.

•
Net interest margin was 3.09% in the current quarter, up 9 basis points sequentially and up 5 basis points compared to the prior year, driven by higher earning asset yields as a result of the steeper yield curve and the increase in benchmark interest rates. Compared to the prior year, the net interest margin was also favorably impacted by continued positive mix shift in the loan portfolio.

•	Provision for credit losses increased $18 million sequentially as a result of a reserve release in the prior quarter.

•	Noninterest expense increased 5% sequentially and 11% compared to the prior year.

◦	The sequential increase was driven primarily by the seasonal increase in employee benefit costs in addition to incremental costs associated with the Pillar acquisition.

◦
Compared to the prior year, the increase was driven largely by higher compensation associated with improved business and stock price performance, ongoing investments in talent, higher FDIC premiums, and costs associated with efficiency initiatives including branch closures.

•
The efficiency and tangible efficiency ratios in the current quarter were 65.2% and 64.6%, respectively, both higher than the prior quarter as strong revenue growth was offset by seasonally higher noninterest expense (as outlined above).

Balance Sheet

•	Average loan balances increased 1% sequentially and 4% year-over-year, driven primarily by growth in consumer and C&I, partially offset by declines in residential home equity products.

•
Average consumer and commercial deposits increased 1% sequentially and 6% compared to the of 2016, driven by growth in NOW and money market account balances for both periods, as well as an increase in demand deposits year-over-year.

Capital

•	Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.7% as of March 31, 2017, and 9.5% on a fully phased-in basis.

•
During the quarter, the Company repurchased $414 million of its outstanding common stock, which included $240 million under its 2016 capital plan and an incremental $174 million under the 1% of Tier 1 Capital de-minimis exception permitted under the applicable 2016 Capital Plan Rule.

•	Book value per common share was $45.62 and tangible book value per common share was $33.06, both up slightly from December 31, 2016, driven by growth in retained earnings.

Asset Quality

•	Nonperforming loans decreased $56 million from the prior quarter and represented 0.55% of total loans at March 31, 2017.

•	Net charge-offs for the current quarter were $112 million, or 0.32% of average loans on an annualized basis, down $24 million sequentially.

•	The provision for credit losses increased $18 million sequentially as a result of a reserve release in the prior quarter.

•	At March 31, 2017, the ALLL to period-end loans ratio increased 1 basis point from the prior quarter.

Income Statement (Dollars in millions, except per share data)	1Q 2017	4Q 2016	3Q 2016	2Q 2016	1Q 2016
Net interest income	$1,366	$1,343	$1,308	$1,288	$1,282
Net interest income-FTE [2]	1,400	1,377	1,342	1,323	1,318
Net interest margin	3.02%	2.93%	2.88%	2.91%	2.96%
Net interest margin-FTE [2]	3.09	3.00	2.96	2.99	3.04
Noninterest income	$847	$815	$889	$898	$781
Total revenue	2,213	2,158	2,197	2,186	2,063
Total revenue-FTE [2]	2,247	2,192	2,231	2,221	2,099
Noninterest expense	1,465	1,397	1,409	1,345	1,318
Provision for credit losses	119	101	97	146	101
Net income available to common shareholders	451	448	457	475	430
Earnings per average common diluted share	0.91	0.90	0.91	0.94	0.84

Balance Sheet (Dollars in billions)
Average loans	$143.7	$142.6	$142.3	$141.2	$138.4
Average consumer and commercial deposits	158.9	158.0	155.3	154.2	149.2

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	10.40%	10.28%	10.50%	10.57%	10.63%
Common Equity Tier 1 ("CET1") (transitional)	9.69	9.59	9.78	9.84	9.90
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.54	9.43	9.66	9.73	9.77
Total average shareholders’ equity to total average assets	11.59	11.84	12.12	12.11	12.33

Asset Quality
Net charge-offs to average loans (annualized)	0.32%	0.38%	0.35%	0.39%	0.25%
Allowance for loan and lease losses to period-end loans	1.20	1.19	1.23	1.25	1.27
Nonperforming loans to total loans	0.55	0.59	0.67	0.67	0.70
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this document.
2 See Appendix A on page 15 for non-U.S. GAAP reconciliations and additional information.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.2 billion for the current quarter, an increase of $55 million compared to the prior quarter. Net interest income increased $23 million sequentially due to a higher net interest margin and growth in average earning assets. Noninterest income increased $32 million sequentially driven by higher investment banking and mortgage-related income. Compared to the first quarter of 2016, total revenue increased $148 million, driven by an $82 million increase in net interest income (due to the same reasons noted above) and a $69 million increase in investment banking income.
Net Interest Income
Net interest income was $1.4 billion for the current quarter, an increase of $23 million and $82 million compared to the prior quarter and prior year, respectively. Both increases were driven primarily by an increase in the net interest margin and growth in earning assets.
Net interest margin for the current quarter was 3.09%, compared to 3.00% in the prior quarter and 3.04% in the first quarter of 2016. The 9 and 5 basis point increases relative to the prior quarter and prior year were driven primarily by higher earning asset yields as a result of the steeper yield curve and the increase in benchmark interest rates. Compared to the prior year, the net interest margin was also favorably impacted by continued positive mix shift in the loan portfolio.
Noninterest Income
Noninterest income was $847 million for the current quarter, compared to $815 million for the prior quarter and $781 million for the first quarter of 2016. The $32 million sequential increase was due primarily to higher investment banking and mortgage-related income, partially offset by a decrease in commercial real estate related income due to typical seasonality. Compared to the first quarter of 2016, noninterest income increased $66 million, driven largely by record investment banking income, partially offset by lower mortgage-related income.
Investment banking income was $167 million for the current quarter, compared to $122 million in the prior quarter and $98 million in the first quarter of 2016. The $45 million increase compared to the prior quarter and $69 million increase compared to the first quarter of 2016 were due to broad-based growth across most products, particularly syndicated finance and M&A advisory, which both had record quarters.
Trading income was $51 million for the current quarter, compared to $58 million in the prior quarter and $55 million in the first quarter of 2016. The sequential decrease was due primarily to lower counterparty credit valuation reserves recognized in the prior quarter, which offset the increase in core trading revenue in the current quarter. The decrease compared to the first quarter of 2016 was driven largely by lower client-related interest rate hedging activity.
Mortgage production income for the current quarter was $53 million, compared to $78 million for the prior quarter and $60 million for the first quarter of 2016. The $25 million sequential decrease was due primarily to lower refinancing activity in addition to a mortgage repurchase reserve release in the prior quarter. Mortgage application volume decreased 6% sequentially and 16% compared to the first quarter of 2016, and closed loan volume decreased 37% sequentially, but increased 11% compared to the first quarter of 2016.
Mortgage servicing income was $58 million for the current quarter, compared to $25 million in the prior quarter and $62 million in the first quarter of 2016. The $33 million sequential increase was due to higher servicing fees (driven by acquisitions which closed in the first quarter of 2017) and lower servicing asset decay. At March 31, 2017 and 2016, the servicing portfolio totaled $164.5 billion and $148.9 billion, respectively.
Trust and investment management income was $75 million for the current quarter, compared to $73 million for the prior quarter and $75 million for the first quarter of 2016. The $2 million increase from the prior quarter was primarily due to an increase in trust and institutional assets under management.

Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased $3 million compared to the prior quarter due largely to the residual impact of the enhanced posting order process instituted during the fourth quarter of 2016. Compared to first quarter of 2016, client transaction-related fees were stable.
Commercial real estate related income was $20 million for the current quarter, compared to $33 million for the prior quarter and $17 million for the first quarter of 2016. This new income statement line item includes noninterest income from Pillar & Cohen Financial ("Pillar"), which the Company acquired in December 2016, as well as noninterest income from other commercial real estate-related businesses (specifically Structured Real Estate and SunTrust Community Capital), which were previously recorded in 'other noninterest income'. The $13 million sequential decrease was due largely to a decline in revenue from SunTrust Community Capital, which is typically higher in the fourth quarter. The $3 million increase compared to the first quarter of 2016 was attributable to income from Pillar, partially muted by higher structured real estate-related revenue in the first quarter of 2016.
Other noninterest income was $30 million for the current quarter, compared to $29 million in the prior quarter and $21 million in the first quarter of 2016. The $9 million increase compared to the prior year was due primarily to gains on the sale of affordable housing investments recognized in the current quarter as well as certain asset impairment charges recognized during the first quarter of 2016.
Noninterest Expense
Noninterest expense was $1.5 billion in the current quarter, representing a sequential increase of $68 million and an increase of $147 million compared to the first quarter of 2016. The sequential increase was driven by the seasonal increase in employee benefit costs in addition to incremental costs associated with the Pillar acquisition. The increase relative to the prior year was driven by higher costs associated with improved business and stock price performance, ongoing investments in talent, higher FDIC premiums, and costs associated with ongoing efficiency initiatives including branch closures and severance costs.
Employee compensation and benefits expense was $852 million in the current quarter, compared to $762 million in the prior quarter and $774 million in the first quarter of 2016. The sequential increase of $90 million was due to the seasonal increase in employee benefit costs and incremental compensation costs associated with the Pillar acquisition. The $78 million increase compared to the first quarter of 2016 was due primarily to higher compensation costs associated with improved business performance and stock price performance, continued investments in talent and technology, and the incremental compensation costs associated with the Pillar acquisition.
Operating losses were $32 million in the current quarter, compared to $23 million in the prior quarter and $24 million in the first quarter of 2016. The increase relative to both quarters was due primarily to higher legal accruals recognized during the current quarter.
Outside processing and software expense was $205 million in the current quarter, compared to $209 million in the prior quarter and $198 million in the first quarter of 2016. The $4 million sequential decrease was due to normal quarterly variability. The $7 million year-over-year increase was driven primarily by higher utilization of third-party services as a result of increased business activity.
FDIC premium and regulatory expense was $48 million in the current quarter, compared to $46 million in the prior quarter and $36 million in the first quarter of 2016. The increase compared to the prior year was driven by the FDIC surcharge on large banks, which became effective during the third quarter of 2016, and a larger assessment base attributable to balance sheet growth.
Marketing and customer development expense was $42 million in the current quarter, compared to $52 million in the prior quarter and $44 million in the first quarter of 2016. The decrease relative to both quarters was driven by normal quarterly variability in advertising and client development costs.

Net occupancy expense was $92 million in the current quarter, compared to $94 million in the prior quarter and $85 million in the first quarter of 2016.  The increase relative to the prior year was due primarily to a reduction in amortized gains from prior sale leaseback transactions.
Other noninterest expense was $142 million in the current quarter, compared to $154 million in the prior quarter and $107 million in the first quarter of 2016. The $12 million sequential decrease was due largely to higher legal and consulting costs incurred in the prior quarter. The $35 million year-over-year increase was driven primarily by higher legal and consulting fees and higher branch closure and severance costs incurred in the current quarter.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $159 million, compared to $193 million for the prior quarter and $195 million for the first quarter of 2016. The decrease relative to both quarters was attributable in large part to a $22 million discrete tax benefit related to share-based compensation recognized during the current quarter (in accordance with ASU 2016-09, which the Company adopted in the second quarter of 2016). The effective tax rate for the current quarter was 25%, compared to 29% in the prior quarter and 30% in the first quarter of 2016.

Balance Sheet
At March 31, 2017, the Company had total assets of $205.6 billion and total shareholders’ equity of $23.5 billion, representing 11% of total assets. Book value per common share was $45.62 and tangible book value per common share was $33.06, both up slightly compared to December 31, 2016 and March 31, 2016, driven primarily by growth in retained earnings.
Loans
Average performing loans were $142.8 billion for the current quarter, a 1% increase over the prior quarter and a 4% increase over the first quarter of 2016. The sequential and year-over-year growth was driven largely by increases in consumer and C&I, offset partially by declines in home equity products.
Deposits
Average consumer and commercial deposits for the current quarter were $158.9 billion, a 1% increase over the prior quarter and a 6% increase over the first quarter of 2016. The sequential growth was due largely to a 4% increase in NOW account balances and a 1% increase in money market account balances, offset largely by a 4% decrease in demand deposits. Compared to the first quarter of 2016, growth was driven primarily by increases in NOW, money market, and demand deposit accounts.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.7% at March 31, 2017, and 9.5% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.6% and 8.1%, respectively, at March 31, 2017. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.26 per common share and repurchased $414 million of its outstanding common stock in the first quarter of 2017, which included $240 million as originally contemplated under its 2016 capital plan and an incremental $174 million of common stock under the 1% of Tier 1 Capital de-minimis exception permitted under the applicable 2016 Capital Plan Rule. The Company currently expects to repurchase approximately $240 million of additional common stock during the second quarter of 2017 to complete its 2016 capital plan.

Asset Quality
Total nonperforming assets were $858 million at March 31, 2017, down $61 million compared to the prior quarter and $177 million compared to the first quarter of 2016. The decrease in nonperforming assets compared to both the prior quarter and the prior year was due primarily to the continued resolution of problem energy credits. The ratio of nonperforming loans to total loans was 0.55%, 0.59%, and 0.70% at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.
Net charge-offs were $112 million during the current quarter, a decrease of $24 million compared to the prior quarter and an increase of $27 million compared to the first quarter of 2016. The decrease compared to the prior quarter was driven by lower net charge-offs associated with energy, commercial construction, and residential mortgages. The increase compared to the prior year was driven primarily by higher commercial charge-offs. The ratio of annualized net charge-offs to total average loans was 0.32% during the current quarter, compared to 0.38% during the prior quarter and 0.25% during the first quarter of 2016. The provision for credit losses was $119 million in the current quarter, an increase of $18 million compared to both the prior quarter and the first quarter of 2016.
At March 31, 2017, the allowance for loan and lease losses was $1.7 billion, which represented 1.20% of total loans, an increase of $5 million, or 1 basis point, relative to December 31, 2016.
Early stage delinquencies were 0.72% at March 31, 2017, unchanged compared to the prior quarter. Excluding government-guaranteed loans which accounts for 0.50%, early stage delinquencies were 0.22%, down 5 basis points from the prior quarter and down 7 basis points compared to a year ago.
Accruing restructured loans totaled $2.5 billion and nonaccruing restructured loans totaled $329 million at March 31, 2017, of which $2.6 billion were residential loans, $170 million were consumer loans, and $150 million were commercial loans.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has three business segments: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of March 31, 2017, SunTrust had total assets of $206 billion and total deposits of $163 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K filed with the SEC today.
Conference Call
SunTrust management hosted a conference call on April 21, 2017, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals were able to call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call was available approximately one hour after the call ended on April 21, 2017, and remains available until May 21, 2017, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 420348). Alternatively, individuals were able to listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of April 21, 2017, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This document includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this document beginning at page 15.

In this document, consistent with Securities and Exchange Commission Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents the allowance for loan and lease losses and early stage delinquencies excluding government-guaranteed loans and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance, and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss, better depicts the allowance relative to loans the allowance is intended to cover.

•
The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, and the return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess the capital adequacy and profitability of the Company.

•
Similarly, the Company presents an efficiency ratio-FTE and a tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE. The tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1), on a fully-phased in basis. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This document contains forward-looking statements. Statements regarding potential future share repurchases and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31	December 31	March 31
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2016	2016
EARNINGS & DIVIDENDS
Net income	$468	$465	$447
Net income available to common shareholders	451	448	430
Total revenue	2,213	2,158	2,063
Total revenue-FTE [1]	2,247	2,192	2,099
Net income per average common share:
Diluted	0.91	0.90	0.84
Basic	0.92	0.91	0.85
Dividends paid per common share	0.26	0.26	0.24
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,252	$203,146	$193,014
Earning assets	183,606	182,475	174,189
Loans	143,670	142,578	138,372
Intangible assets including MSRs	8,026	7,654	7,569
MSRs	1,604	1,291	1,215
Consumer and commercial deposits	158,874	157,996	149,229
Total shareholders’ equity	23,671	24,044	23,797
Preferred stock	1,225	1,225	1,225
Period End Balances:
Total assets	205,642	204,875	194,158
Earning assets	183,279	184,610	175,710
Loans	143,529	143,298	139,746
ALLL	1,714	1,709	1,770
Consumer and commercial deposits	161,531	158,864	151,264
Total shareholders’ equity	23,484	23,618	24,053
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.93%	0.91%	0.93%
Return on average common shareholders’ equity	8.19	7.85	7.71
Return on average tangible common shareholders' equity [1]	11.28	10.76	10.60
Net interest margin	3.02	2.93	2.96
Net interest margin-FTE [1]	3.09	3.00	3.04
Efficiency ratio	66.20	64.74	63.89
Efficiency ratio-FTE [1]	65.19	63.73	62.81
Tangible efficiency ratio-FTE [1]	64.60	63.08	62.33
Effective tax rate	25	29	30
Basel III capital ratios at period end (transitional) [2]:
CET1	9.69	9.59	9.90
Tier 1 capital	10.40	10.28	10.63
Total capital	12.37	12.26	12.39
Leverage	9.08	9.22	9.50
Basel III fully phased-in CET1 ratio [1,2]	9.54	9.43	9.77
Total average shareholders’ equity to total average assets	11.59	11.84	12.33
Tangible equity to tangible assets [1]	8.72	8.82	9.56
Tangible common equity to tangible assets [1]	8.06	8.15	8.85
Book value per common share	$45.62	$45.38	$44.97
Tangible book value per common share [1]	33.06	32.95	32.90
Market capitalization	26,860	26,942	18,236
Average common shares outstanding:
Diluted	496,002	497,055	509,931
Basic	490,091	491,497	505,482
Full-time equivalent employees	24,215	24,375	23,945
Number of ATMs	2,132	2,165	2,153
Full service banking offices	1,316	1,367	1,397

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of this document's date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	March 31	December 31	March 31
	2017	2016	2016
Interest income	$1,528	$1,492	$1,411
Interest expense	162	149	129
NET INTEREST INCOME	1,366	1,343	1,282
Provision for credit losses	119	101	101
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,247	1,242	1,181
NONINTEREST INCOME
Service charges on deposit accounts	148	154	153
Other charges and fees	95	90	93
Card fees	82	84	78
Investment banking income	167	122	98
Trading income	51	58	55
Trust and investment management income	75	73	75
Retail investment services	68	69	69
Mortgage production related income	53	78	60
Mortgage servicing related income	58	25	62
Commercial real estate related income [1]	20	33	17
Net securities gains	—	—	—
Other noninterest income [1]	30	29	21
Total noninterest income	847	815	781
NONINTEREST EXPENSE
Employee compensation and benefits	852	762	774
Outside processing and software	205	209	198
Net occupancy expense	92	94	85
Equipment expense	39	43	40
FDIC premium/regulatory exams	48	46	36
Marketing and customer development	42	52	44
Operating losses	32	23	24
Amortization	13	14	10
Other noninterest expense	142	154	107
Total noninterest expense	1,465	1,397	1,318
INCOME BEFORE PROVISION FOR INCOME TAXES	629	660	644
Provision for income taxes	159	193	195
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	470	467	449
Net income attributable to noncontrolling interest	2	2	2
NET INCOME	$468	$465	$447
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$451	$448	$430
Net interest income-FTE [2]	1,400	1,377	1,318
Total revenue	2,213	2,158	2,063
Total revenue-FTE [2]	2,247	2,192	2,099
Net income per average common share:
Diluted	0.91	0.90	0.84
Basic	0.92	0.91	0.85
Cash dividends paid per common share	0.26	0.26	0.24
Average common shares outstanding:
Diluted	496,002	497,055	509,931
Basic	490,091	491,497	505,482

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	March 31	December 31	March 31
	2017	2016	2016
ASSETS
Cash and due from banks	$6,957	$5,091	$3,074
Federal funds sold and securities borrowed or purchased under agreements to resell	1,292	1,307	1,229
Interest-bearing deposits in other banks	25	25	24
Trading assets and derivative instruments	6,007	6,067	7,050
Securities available for sale	31,127	30,672	28,188
LHFS	2,109	4,169	1,911
Loans held for investment:
C&I	68,971	69,213	68,963
CRE	5,067	4,996	6,034
Commercial construction	4,215	4,015	2,498
Residential mortgages - guaranteed	549	537	623
Residential mortgages - nonguaranteed	26,110	26,137	25,148
Residential home equity products	11,511	11,912	12,845
Residential construction	380	404	383
Consumer student - guaranteed	6,396	6,167	5,265
Consumer other direct	7,904	7,771	6,372
Consumer indirect	11,067	10,736	10,522
Consumer credit cards	1,359	1,410	1,093
Total loans held for investment	143,529	143,298	139,746
ALLL	(1,714)	(1,709)	(1,770)
Net loans held for investment	141,815	141,589	137,976
Goodwill	6,338	6,337	6,337
MSRs	1,645	1,572	1,182
Other assets	8,327	8,046	7,187
Total assets [1]	$205,642	$204,875	$194,158
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,437	$43,431	$42,256
Interest-bearing consumer and commercial deposits:
NOW accounts	46,222	45,534	39,273
Money market accounts	55,261	54,166	53,327
Savings	6,668	6,266	6,418
Consumer time	5,495	5,534	6,085
Other time	4,448	3,933	3,905
Total consumer and commercial deposits	161,531	158,864	151,264
Brokered time deposits	917	924	897
Foreign deposits	405	610	—
Total deposits	162,853	160,398	152,161
Funds purchased	1,037	2,116	1,497
Securities sold under agreements to repurchase	1,704	1,633	1,774
Other short-term borrowings	1,955	1,015	1,673
Long-term debt	10,496	11,748	8,514
Trading liabilities and derivative instruments	1,225	1,351	1,536
Other liabilities	2,888	2,996	2,950
Total liabilities	182,158	181,257	170,105
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	1,225	1,225	1,225
Common stock, $1.00 par value	550	550	550
Additional paid-in capital	8,966	9,010	9,017
Retained earnings	16,322	16,000	14,999
Treasury stock, at cost, and other	(2,712)	(2,346)	(1,759)
Accumulated other comprehensive (loss)/income, net of tax	(867)	(821)	21
Total shareholders’ equity	23,484	23,618	24,053
Total liabilities and shareholders’ equity	$205,642	$204,875	$194,158

Common shares outstanding	485,712	491,188	505,443
Common shares authorized	750,000	750,000	750,000
Preferred shares outstanding	12	12	12
Preferred shares authorized	50,000	50,000	50,000
Treasury shares of common stock	64,301	58,738	44,478
1 Includes earning assets of $183,279, $184,610, and $175,710 at March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment: [1]
C&I	$69,076	$554	3.25%	$68,407	$549	3.19%	$68,058	$529	3.13%
CRE	5,038	39	3.18	5,141	38	2.93	6,066	44	2.91
Commercial construction	4,076	34	3.39	3,852	31	3.22	2,232	18	3.28
Residential mortgages - guaranteed	567	4	3.07	542	4	2.57	641	6	3.80
Residential mortgages - nonguaranteed	25,918	247	3.80	26,065	244	3.75	24,712	236	3.81
Residential home equity products	11,466	116	4.10	11,809	116	3.91	12,849	126	3.95
Residential construction	385	4	4.04	382	4	4.24	368	4	4.42
Consumer student - guaranteed	6,278	65	4.20	5,990	62	4.12	5,092	50	3.98
Consumer other direct	7,819	97	5.02	7,556	88	4.64	6,239	70	4.48
Consumer indirect	10,847	92	3.43	10,633	92	3.44	10,279	87	3.39
Consumer credit cards	1,369	33	9.79	1,324	33	9.93	1,077	28	10.31
Nonaccrual	831	4	2.03	877	8	3.77	759	5	2.72
Total loans held for investment	143,670	1,289	3.64	142,578	1,269	3.54	138,372	1,203	3.50
Securities available for sale:
Taxable	30,590	185	2.42	29,314	166	2.27	27,164	162	2.39
Tax-exempt	286	2	3.04	273	2	3.08	151	1	3.64
Total securities available for sale	30,876	187	2.42	29,587	168	2.28	27,315	163	2.39
Federal funds sold and securities borrowed or purchased under agreements to resell	1,236	1	0.33	1,332	—	(0.03)	1,234	—	0.18
LHFS	2,611	24	3.71	3,570	30	3.42	1,816	19	4.15
Interest-bearing deposits in other banks	25	—	0.64	24	—	0.47	23	—	0.47
Interest earning trading assets	5,188	27	2.09	5,384	25	1.83	5,429	26	1.86
Total earning assets	183,606	1,528	3.38	182,475	1,492	3.25	174,189	1,411	3.26
ALLL	(1,700)			(1,724)			(1,750)
Cash and due from banks	5,556			5,405			4,015
Other assets	15,952			15,375			14,639
Noninterest earning trading assets and derivative instruments	888			1,103			1,387
Unrealized gains on securities available for sale, net	(50)			512			534
Total assets	$204,252			$203,146			$193,014
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,745	$23	0.21%	$42,929	$17	0.16%	$37,994	$10	0.10%
Money market accounts	54,902	34	0.25	54,416	30	0.22	53,063	24	0.18
Savings	6,415	—	0.02	6,259	—	0.03	6,179	—	0.03
Consumer time	5,487	9	0.69	5,599	10	0.69	6,104	12	0.79
Other time	4,232	10	0.97	3,954	10	0.97	3,813	10	1.04
Total interest-bearing consumer and commercial deposits	115,781	76	0.27	113,157	67	0.23	107,153	56	0.21
Brokered time deposits	917	3	1.28	935	3	1.28	898	3	1.37
Foreign deposits	678	1	0.66	308	—	0.45	4	—	0.33
Total interest-bearing deposits	117,376	80	0.28	114,400	70	0.24	108,055	59	0.22
Funds purchased	872	1	0.65	1,008	1	0.43	1,399	1	0.35
Securities sold under agreements to repurchase	1,715	3	0.61	1,708	2	0.45	1,819	2	0.40
Interest-bearing trading liabilities	1,002	6	2.61	1,146	6	2.13	1,017	6	2.56
Other short-term borrowings	1,753	2	0.49	978	—	0.11	2,351	2	0.32
Long-term debt	11,563	70	2.45	11,632	70	2.37	8,637	59	2.73
Total interest-bearing liabilities	134,281	162	0.49	130,872	149	0.45	123,278	129	0.42
Noninterest-bearing deposits	43,093			44,839			42,076
Other liabilities	2,860			3,112			3,321
Noninterest-bearing trading liabilities and derivative instruments	347			279			542
Shareholders’ equity	23,671			24,044			23,797
Total liabilities and shareholders’ equity	$204,252			$203,146			$193,014
Interest Rate Spread			2.89%			2.80%			2.84%
Net Interest Income		$1,366			$1,343			$1,282
Net Interest Income-FTE [2]		$1,400			$1,377			$1,318
Net Interest Margin [3]			3.02%			2.93%			2.96%
Net Interest Margin-FTE [2,3]			3.09			3.00			3.04

[1]	Interest income includes loan fees of $45 million, $41 million, and $43 million for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended
	March 31	December 31	March 31
(Dollars in millions) (Unaudited)	2017	2016	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,776	$1,811	$1,815
Provision/(benefit) for unfunded commitments	2	(1)	(2)
Provision/(benefit) for loan losses:
Commercial	46	36	98
Residential	5	13	(32)
Consumer	66	53	37
Total provision for loan losses	117	102	103
Charge-offs:
Commercial	(63)	(78)	(32)
Residential	(29)	(34)	(41)
Consumer	(54)	(51)	(39)
Total charge-offs	(146)	(163)	(112)
Recoveries:
Commercial	13	9	10
Residential	9	8	6
Consumer	12	10	11
Total recoveries	34	27	27
Net charge-offs	(112)	(136)	(85)
Allowance for credit losses, end of period	$1,783	$1,776	$1,831
Components:
Allowance for loan and lease losses ("ALLL")	$1,714	$1,709	$1,770
Unfunded commitments reserve	69	67	61
Allowance for credit losses	$1,783	$1,776	$1,831
Net charge-offs to average loans held for investment (annualized):
Commercial	0.26%	0.35%	0.12%
Residential	0.22	0.26	0.36
Consumer	0.64	0.64	0.49
Total net charge-offs to total average loans held for investment	0.32	0.38	0.25
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial	$352	$414	$577
Residential	428	424	390
Consumer	9	7	8
Total nonaccrual/NPLs	789	845	975
Other real estate owned (“OREO”)	62	60	52
Other repossessed assets	7	14	8
Total nonperforming assets ("NPAs")	$858	$919	$1,035
Accruing restructured loans	$2,545	$2,535	$2,569
Nonaccruing restructured loans	329	306	233
Accruing loans held for investment past due > 90 days (guaranteed)	1,190	1,254	962
Accruing loans held for investment past due > 90 days (non-guaranteed)	37	34	34
Accruing LHFS past due > 90 days	1	1	1
NPLs to total loans held for investment	0.55%	0.59%	0.70%
NPAs to total loans held for investment plus OREO and other repossessed assets	0.60	0.64	0.74
ALLL to period-end loans held for investment [1,2]	1.20	1.19	1.27
ALLL to NPLs [1,2]	2.18x	2.03x	1.83x
ALLL to annualized net charge-offs [1]	3.78x	3.17x	5.20x

1 This ratio is computed using the allowance for loan and lease losses ("ALLL").
2 Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,307	$18	$1,325
Amortization	—	(2)	(2)
Servicing rights originated	46	—	46
Servicing rights purchased	77	—	77
Fair value changes due to inputs and assumptions [1]	(204)	—	(204)
Other changes in fair value [2]	(43)	—	(43)
Servicing rights sold	(1)	—	(1)
Balance, March 31, 2016	$1,182	$16	$1,198

Balance, beginning of period	$1,572	$85	$1,657
Amortization	—	(5)	(5)
Servicing rights originated	96	5	101
Fair value changes due to inputs and assumptions [1]	27	—	27
Other changes in fair value [2]	(50)	—	(50)
Other [3]	—	(1)	(1)
Balance, March 31, 2017	$1,645	$84	$1,729
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar acquisition.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended
	March 31	December 31	March 31
(Dollars in millions) (Unaudited)	2017	2016	2016
Net interest income	$1,366	$1,343	$1,282
Fully taxable-equivalent ("FTE") adjustment	34	34	36
Net interest income-FTE [2]	1,400	1,377	1,318
Noninterest income	847	815	781
Total revenue-FTE [2]	$2,247	$2,192	$2,099

Return on average common shareholders’ equity	8.19%	7.85%	7.71%
Impact of removing average intangible assets and related pre-tax amortization, other than MSRs and other servicing rights	3.09	2.91	2.89
Return on average tangible common shareholders' equity [3]	11.28%	10.76%	10.60%

Net interest margin	3.02%	2.93%	2.96%
Impact of FTE adjustment	0.07	0.07	0.08
Net interest margin-FTE [2]	3.09%	3.00%	3.04%

Noninterest expense	$1,465	$1,397	$1,318
Total revenue	2,213	2,158	2,063
Efficiency ratio [4]	66.20%	64.74%	63.89%
Impact of FTE adjustment	(1.01)	(1.01)	(1.08)
Efficiency ratio-FTE [2,4]	65.19	63.73	62.81
Impact of excluding amortization related to intangible assets and certain tax credits	(0.59)	(0.65)	(0.48)
Tangible efficiency ratio-FTE [2,5]	64.60%	63.08%	62.33%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [6]	9.69%	9.59%	9.90%
Impact of MSRs and other under fully phased-in approach	(0.15)	(0.16)	(0.13)
Basel III fully phased-in CET1 ratio [6]	9.54%	9.43%	9.77%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents net interest income-FTE, total revenue-FTE, net interest margin-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
3 The Company presents return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE.
5 The Company presents a tangible efficiency ratio, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 Current period Basel III capital ratios are estimated as of this document's date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	March 31	December 31	March 31
(Dollars in millions, except per share data) (Unaudited)	2017	2016	2016
Total shareholders' equity	$23,484	$23,618	$24,053
Goodwill, net of deferred taxes of $252 million, $251 million, and $243 million, respectively	(6,086)	(6,086)	(6,094)
Other intangible assets (including MSRs and other servicing rights), net of deferred taxes of $2 million, $1 million, and $3 million, respectively	(1,727)	(1,656)	(1,195)
MSRs and other servicing rights	1,711	1,638	1,189
Tangible equity [2]	17,382	17,514	17,953
Noncontrolling interest	(101)	(103)	(101)
Preferred stock	(1,225)	(1,225)	(1,225)
Tangible common equity [2]	$16,056	$16,186	$16,627

Total assets	$205,642	$204,875	$194,158
Goodwill	(6,338)	(6,337)	(6,337)
Other intangible assets (including MSRs and other servicing rights)	(1,729)	(1,657)	(1,198)
MSRs and other servicing rights	1,711	1,638	1,189
Tangible assets	$199,286	$198,519	$187,812
Tangible equity to tangible assets [2]	8.72%	8.82%	9.56%
Tangible common equity to tangible assets [2]	8.06	8.15	8.85
Tangible book value per common share [3]	$33.06	$32.95	$32.90

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, and the ratio of tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes noncontrolling interest and preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2017	2016
Statements of Income:
Net interest income	$766	$719
FTE adjustment	—	—
Net interest income-FTE [1]	766	719
Provision for credit losses [2]	88	29
Net interest income-FTE - after provision for credit losses [1]	678	690
Noninterest income before net securities gains/(losses)	350	356
Net securities gains/(losses)	—	—
Total noninterest income	350	356
Noninterest expense before amortization	796	740
Amortization	1	1
Total noninterest expense	797	741
Income-FTE - before provision for income taxes [1]	231	305
Provision for income taxes	85	113
FTE adjustment	—	—
Net income including income attributable to noncontrolling interest	146	192
Less: net income attributable to noncontrolling interest	—	—
Net income	$146	$192

Total revenue	$1,116	$1,075
Total revenue-FTE [1]	1,116	1,075
Selected Average Balances:
Total loans	$44,074	$41,589
Goodwill	4,262	4,262
Other intangible assets excluding MSRs	9	16
Total assets	49,794	47,285
Consumer and commercial deposits	98,871	93,238
Performance Ratios:
Efficiency ratio	71.46%	68.93%
Impact of FTE adjustment	—	—
Efficiency ratio-FTE [1]	71.46	68.93
Impact of excluding amortization and associated funding cost of intangible assets	(1.41)	(1.46)
Tangible efficiency ratio-FTE [1,3]	70.05%	67.47%
Other Information (End of Period):
Trust and institutional managed assets	$41,623	$41,740
Retail brokerage managed assets	14,039	10,976
Total managed assets	55,662	52,716
Non-managed assets	94,357	91,496
Total assets under advisement	$150,019	$144,212

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2017	2016
Statements of Income:
Net interest income	$543	$495
FTE adjustment	34	35
Net interest income-FTE [1]	577	530
Provision for credit losses [2]	31	82
Net interest income-FTE - after provision for credit losses [1]	546	448
Noninterest income before net securities gains/(losses)	403	313
Net securities gains/(losses)	—	—
Total noninterest income	403	313
Noninterest expense before amortization	469	402
Amortization	13	9
Total noninterest expense	482	411
Income-FTE - before provision for income taxes [1]	467	350
Provision for income taxes	102	68
FTE adjustment	72	63
Net income including income attributable to noncontrolling interest	293	219
Less: net income attributable to noncontrolling interest	—	—
Net income	$293	$219

Total revenue	$946	$808
Total revenue-FTE [1]	980	843
Selected Average Balances:
Total loans	$72,451	$70,773
Goodwill	2,076	2,075
Other intangible assets excluding MSRs	75	1
Total assets	85,864	84,363
Consumer and commercial deposits	57,393	53,620
Performance Ratios:
Efficiency ratio	50.95%	50.87%
Impact of FTE adjustment	(1.79)	(2.15)
Efficiency ratio-FTE [1]	49.16	48.72
Impact of excluding amortization and associated funding cost of intangible assets	(1.83)	(1.72)
Tangible efficiency ratio-FTE [1,3]	47.33%	47.00%

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2017	2016
Statements of Income:
Net interest income	$113	$120
FTE adjustment	—	—
Net interest income-FTE [1]	113	120
Provision/(benefit) for credit losses [2]	—	(10)
Net interest income-FTE - after provision/(benefit) for credit losses [1]	113	130
Noninterest income before net securities gains/(losses)	115	126
Net securities gains/(losses)	—	—
Total noninterest income	115	126
Noninterest expense before amortization	184	174
Amortization	—	—
Total noninterest expense	184	174
Income-FTE - before provision for income taxes [1]	44	82
Provision for income taxes	13	30
FTE adjustment	2	2
Net income including income attributable to noncontrolling interest	29	50
Less: net income attributable to noncontrolling interest	—	—
Net income	$29	$50

Total revenue	$228	$246
Total revenue-FTE [1]	228	246
Selected Average Balances:
Total loans	$27,078	$25,946
Goodwill	—	—
Other intangible assets excluding MSRs	—	—
Total assets	31,475	29,203
Consumer and commercial deposits	2,543	2,311
Performance Ratios:
Efficiency ratio	80.70%	71.05%
Impact of FTE adjustment	—	—
Efficiency ratio-FTE [1]	80.70	71.05
Impact of excluding amortization and associated funding cost of intangible assets	—	—
Tangible efficiency ratio-FTE [1,3]	80.70%	71.05%
Production Data:
Channel mix
Retail	$2,292	$2,251
Correspondent	3,199	2,701
Total production	$5,491	$4,952
Channel mix - percent
Retail	42%	45%
Correspondent	58	55
Total production	100%	100%
Purchase and refinance mix
Refinance	$2,532	$2,613
Purchase	2,959	2,339
Total production	$5,491	$4,952
Purchase and refinance mix - percent
Refinance	46%	53%
Purchase	54	47
Total production	100%	100%

Applications	$7,744	$9,205
Mortgage Servicing Data (End of Period):
Total loans serviced	$164,484	$148,941
Total loans serviced for others	135,633	121,277
Net carrying value of MSRs	1,645	1,182
Ratio of net carrying value of MSRs to total loans serviced for others	1.213%	0.975%
1 Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.
2 Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.
3 A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER
	Three Months Ended March 31
(Dollars in millions) (Unaudited)	2017	2016
Statements of Income:
Net interest income/(expense) [1]	($56)	($52)
FTE adjustment	—	1
Net interest income/(expense)-FTE [2]	(56)	(51)
Provision for credit losses [3]	—	—
Net interest income/(expense)-FTE - after provision for credit losses [2]	(56)	(51)
Noninterest income/(expense) before net securities gains/(losses)	(21)	(14)
Net securities gains/(losses)	—	—
Total noninterest income/(expense)	(21)	(14)
Noninterest expense/(income) before amortization	3	(8)
Amortization	(1)	—
Total noninterest expense/(income)	2	(8)
Income/(loss)-FTE - before benefit for income taxes [2]	(79)	(57)
Benefit for income taxes	(41)	(16)
FTE adjustment	(40)	(29)
Net income/(loss) including income attributable to noncontrolling interest	2	(12)
Less: net income attributable to noncontrolling interest	2	2
Net income/(loss)	$—	($14)

Total revenue	($77)	($66)
Total revenue-FTE [2]	(77)	(65)

Selected Average Balances:
Total loans	$67	$64
Securities available for sale	30,837	27,272
Goodwill	—	—
Other intangible assets excluding MSRs	—	—
Total assets	37,119	32,163
Consumer and commercial deposits	67	60

Other Information (End of Period):
Duration of investment portfolio (in years)	4.8	4.1
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months	3.2%	5.5%
Instantaneous 100 basis point increase in rates over next 12 months	1.8%	3.0%
Instantaneous 25 basis point decrease in rates over next 12 months	(0.6)%	(1.1)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[2]
Net interest income/(expense)-FTE, income/(loss)-FTE, and total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitments reserve balances.